EXHIBIT 99.4
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     Pursuant to §230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the Joint Proxy Statement-Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a subsidiary of Integra Bank Corporation (“Integra”) and Prairie Financial Corporation, as a person who is expected to become a director of Integra upon the consummation of such merger. As of the effective time of the Registration Statement, the undersigned will not be a member of the Board of Directors of Integra and will not be required to sign the Registration Statement.
Date: January 17, 2007

/s/ Arthur D. Pringle III Arthur D. Pringle III